EXHIBIT 10.21

Mutual Release  between Teleca and Geoworks dated February 1, 2003

Parties

The parties to this Release are

Geoworks Corporation, a Delaware USA corporation, with its principal place of business as 6550 Vallejo Street, Suite 102, Emeryville, CA 94608, and
Teleca Ltd, a UK registered company with its principal place of business as 634 Wilmslow Road, Didsbury, Manchester M20 3QX, UK

1.    Background

Teleca and Geoworks have signed a non-disclosure agreement dated May 2002 (the "NDA") prior to Teleca and Geoworks entering discussions on the sale of Geoworks' UK subsidiary. These discussions concluded in an Agreement to Purchase Shares dated September 23, 2002 (the September Agreement). As Geoworks was not able to attain a quorate number of shareholder votes to approve the transaction, the September Agreement expired. Included in these prior agreements are confidentiality provisions and mutual non-solicitation clause preventing either party hiring the staff of the other.

The current situation has resulted in considerable uncertainty for the UK Geoworks staff. Given the combination of Geoworks unstable financial situation, protracted uncertainty over shareholder approval of the September Agreement and known aggressive staff poaching activities by third party companies interested in the telecoms skills of Geoworks staff, it is likely that the UK staff will very quickly find alternative employment and the UK business will become unsustainable.

In an effort to minimize its potential liability to employees, creditors and customers of the UK operation, Geoworks plans to terminate its UK operations, This agreement therefore allows Teleca the right to hire the UK employees and deal with customers on the terms described below.

2. Right to offer employment and hire

Teleca will offer immediate employment to all of the UK employees, and may pay signing on bonuses to the employees to encourage their transfer in addition to the sums covered in this agreement. . The parties will use their best efforts to transition employment coincident with this Release or as soon thereafter as is practical. By so doing, for all practical purposes, Geoworks Ltd. will be relieved of substantial contractual and statutory severance liability assuming general acceptance by employees.

3.    Release

Geoworks will waive all claims against Teleca for breach of the NDA, including (but not limited to) terms with respect to hiring and soliciting staff, and the use of confidential information in connection with hiring or soliciting staff. Geoworks further waives the right to claim compensation (other than set out in this agreement) that might be due as a result of Teleca soliciting or hiring Geoworks staff from any other agreements in force (including but not limited to the September Agreement.), and any implied, unwritten or verbal agreements, or general duty's and obligations under law. This release applies to staff at Geoworks and all Geoworks wholly owned subsidiaries. By signing this release, Geoworks agrees that the payment described in this agreement is full and fair payment for waiving its accrued rights to date in this matter, and allowing Teleca to obtain whatever business benefits it may by this release. This release does not release Teleca from any obligations created by this release, however.

4.    Customers

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Geoworks will not assign or subcontract any customer contracts to Teleca, however, Teleca is free to offer to complete existing project orders through March 31, 2003 on existing terms by separate agreement with customers or at Geoworks' direction. Teleca is also free to solicit such other business with customers other than Toshiba as it deems desirable. Teleca will not solicit Toshiba's business without Geoworks' prior written approval. . In no event will Teleca disclose or use any customer confidential information except as authorized by the customer.

5.    Compensation

Teleca will pay Geoworks Corporation the sum of (pound)320,000 as consideration for the benefits they may receive from Geoworks' releases, payable one half coincident with this release by wire transfer and the balance on the ninety first day after such date, all without offset or deduction. Late payments bear interest at the rate of one percent per month or any lower legal maximum.

6.    Release of Geoworks

Teleca and its affilates release Geoworks, its affiliates, officers, directors, employees, shareholders, agents and attorneys (collectively Geoworks' Related Parties) from all claims related to the NDA and the September Agreement. This Release does not apply to the express obligations created by this release, however .

7.    Other terms

Neither party is providing any representations or warranties in connection with this release, and this release is the parties entire agreement with respect to its subject matter. Geoworks is not guarantying that any number of employees are going to go to work for Teleca for any period of time, nor is Teleca guarantying that any number of employees are going to work for Teleca for any period of time. Despite the foregoing, Teleca will indemnify, defend and hold Geworks and its Related Parties harmless from all loss, liability, claims and expense (collectively "Claims") related to the UK lease (with Orbit Investment [Properties] Limited dated November 22, 1996) and the use of disposition of the leased premises and all personal property located there, despite any provision of the Exchange Agreement between Teleca and Geoworks subsidiary, Geoworks Ltd. No intellectual property, accounts receivable or payable (or other liabilities) or contracts are being transferred or assumed. Each party agrees to cooperate with the other party's reasonable requests to prepare and execute such additional documentation or assurances as may be required to implement the provisions of this release in a manner that lawfully minimizes each party's liability to third parties. Lawful and adequate consideration is acknowledged. The contract shall be interpreted under English law and each party hereby submits to the non-exclusive jurisdiction of the English Courts. .


Signed................................................
For and on behalf of Teleca Ltd


Signed................................................
For and on behalf of Geoworks Corporation